UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

EASTERN 1997D LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

West Virginia	033-63635-08	31-1514713
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 Sherman Street, Suite 3000 Denver, Colorado		80203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 860-5800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

As previously disclosed, on September 16, 2013, Eastern 1997D Limited Partnership (the “Partnership”) and eleven (11) other limited partnerships for which PDC Energy, Inc. (“PDC”) is the managing general partner (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). The Debtors’ cases are being jointly administered under Case No. 13-34773-HDH-11.

On October 29, 2014, the Joint Chapter 11 Plan Proposed by the Debtors, PDC and the Official Committee of Equity Security Holders (the “Plan”) was filed with the Bankruptcy Court. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

At the confirmation hearing on December 15, 2014, the Bankruptcy Court stated that it would confirm the Plan, ruling that the Debtors, PDC, and the Committee had met all of the confirmation requirements under the Bankruptcy Code. Accordingly, on December 17, 2014, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. A copy of the Confirmation Order is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Upon the Effective Date, each Debtors’ Limited Partnership Agreement, and the Equity Interests in each Debtor, shall be of no further force or effect, and the obligations of the Debtors thereunder shall be deemed satisfied in full and discharged; provided, however, that such Limited Partnership Agreements and Equity Interests shall continue in effect for the sole purpose of allowing the Debtors to wind-up their respective Estates and implement the terms of the Plan.

The following is a summary of the material terms of the Plan. This summary highlights only certain provisions of the Plan and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which was filed as Exhibit 2.1 to the Current Report on Form 8-K of the Partnership filed with the Securities and Exchange Commission (the “Commission”) on November 11, 2014, and is incorporated herein by reference.

The Plan embodies the global settlement among the Debtors, the Committee and PDC, and contemplates a liquidation of the Debtors. Subject to the funding of the Administrative Reserve, all Cash on hand and to be received by the Debtors will be distributed to the limited partnership unit holders, after payment of all Allowed Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, Secured Claims and General Unsecured Claims.

A summary of the global settlement terms, which are part and parcel of the Plan, are as follows:

•

Within five (5) Business Days of confirmation of the Plan, PDC shall pay $7 million into escrow with the Debtors to be distributed to all unit holders other than PDC. Six million dollars ($6 million) shall be in full and final satisfaction of all claims that have been or could have been asserted in the General Partner Litigation, and a full release from the Debtors’ Estates (the “Estate Settlement Payment”). One million dollars ($1 million), shall be in consideration of third party releases under the Plan of direct claims by individual limited partnership unit holders (the “Direct Claim Settlement Payment”), who do not specifically opt-out of the third party release. On the Effective Date, the Estate Settlement Payment and the Direct Claim Settlement Payment shall be released from escrow to the Debtors’ Estates, to be distributed pursuant to the Plan.

•

The Direct Claim Settlement Payment will be distributed pro rata to all non-PDC unit holders who do not opt out of the third party release. All unit holders will be deemed to have released PDC from all direct claims, whether or not they vote to accept or reject the Plan and regardless of whether a Ballot is submitted. Any unit holder that opted out of the third party release – by checking the opt out box on the Ballot – will not receive its share of the Direct Claim Settlement Payment, and such amount will be forfeited back to PDC. Any unit holder who opted out will retain its potential claims against PDC. Any pursuit of such retained claims will be the individual responsibility of the unit holder, outside the purview of the Chapter11 Cases.

•

PDC shall waive the right to receive 50% of its distribution of the current cash on hand in respect of its Equity Interests in the Debtors, which shall in no case be less than $1.5 million (the “Waived Amount”). To the extent that the Waived Amount is less than $1.5 million, PDC shall, within five (5) Business Days following the Effective Date, pay the difference to the Debtors, such that the minimum consideration to the Debtors for the Waived Amount shall be no less than $1.5 million.

•	On the Effective Date, the General Partner Litigation shall be dismissed with prejudice, and the Committee’s Trustee Motion Appeal shall be dismissed with prejudice.

On the Effective Date of the Plan, approximately $1.8 million will be placed in an Administrative Reserve, for payment of Allowed Administrative Expense Claims against the Debtors and the costs and expenses of winding down the Debtors’ Estates. The remaining amount of Cash on hand will be distributed to equity holders as the Initial Distribution; provided, however, that unit holders who opted out of the third party release set forth in the Plan will not receive their share of the $1 million Direct Claim Settlement Payment, and PDC shall receive no portion of the Direct Claim Settlement Payment or the Estate Settlement Payment (other than any amounts of the Direct Claim Settlement Payment that are forfeited and returned to PDC).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Confirmation Order

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN 1997D LIMITED PARTNERSHIP

Date: December 22, 2014	By:	/s/ Karen Nicolaou
	Name:	Karen Nicolaou
	Title:	Responsible Party

EXHIBIT INDEX

Exhibit Number	Description

2.1	Confirmation Order